Exhibit 99.1



          Marine Products Corporation Announces Stock Buy-Back Program


ATLANTA, April 25, 2001 -- Marine Products Corporation (Amex: MPX) today announced a program of open market repurchases of up to 1 million shares of common stock. The timing of the purchases and the exact number of shares to be purchased will depend on future market conditions.

Marine Products became a public company on February 28, 2001, the result of a tax-free spin-off from RPC Inc. (NYSE: RES). Its wholly owned subsidiary Chaparral Boats, Inc. (www.chaparralboats.com), is the third largest domestic manufacturer of sterndrive fiberglass recreational boats. The company designs and produces a comprehensive range of boats from 18 to 35 feet in length, including Signature cruisers, SSi sport boats, and Sunesta deck boats. Chaparral is recognized as one of the leading boatbuilders in the United States as evidenced by twenty-two Powerboat Magazine awards for product excellence since 1981, including eight coveted boat of the year titles.



SOURCE: Marine Products Corporation







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